Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO INTERNATIONAL REPORTS RECORD SECOND QUARTER 2006 RESULTS

Dallas, Texas, July 25, 2006 ... ENSCO International Incorporated (NYSE: ESV) reported that net income nearly tripled in the quarter ended June 30, 2006, to $194.7 million ($1.27 per diluted share) on revenues of $478.8 million, when compared to net income of $67.7 million ($0.45 per diluted share) on revenues of $246.3 million for the quarter ended June 30, 2005.

Net income for the six months ended June 30, 2006 was $344.5 million ($2.24 per diluted share) on revenues of $863.9 million, compared to net income of $107.0 million ($0.71 per diluted share) on revenues of $456.9 million for the six months ended June 30, 2005.

The average day rate for ENSCO's operating jackup rig fleet for the quarter ended June 30, 2006, increased by 75% to $114,300 compared to $65,400 in the prior year quarter. Utilization of the Company's jackup fleet increased to 97% in the most recent quarter, up from 88% in the quarter ended June 30, 2005.

The Company repurchased 845,000 shares of its common stock during the second quarter of 2006 at an average price of approximately $48 per share as part of a $500 million share repurchase authorization approved by the Company's Board late in the first quarter of 2006. ENSCO has repurchased approximately 1.1 million shares at an average price of approximately $48 per share since commencement of the program.

Carl Thorne, Chairman and Chief Executive Officer of ENSCO, commented on the Company's current results and outlook: "We are pleased to announce our third consecutive record quarter in terms of both revenue and net income. The average day rate for our jackup fleet in the second quarter increased sequentially by 11% over the prior quarter consistent with our expectations, with a 12% improvement in the Gulf of Mexico being the most significant.

"ENSCO 107, a jackup rig that suffered minor damage while preparing to drill on a location in Vietnam, is now in a shipyard undergoing repairs. A thorough inspection of the rig confirmed no significant damage to the legs or jacking system as the result of the punch-through. Contract drilling expense for the second quarter includes a $3.0 million provision for the estimated cost of repairs. Repairs are expected to be completed by the end of July, after which the rig will mobilize back to Vietnam to resume its contract. ENSCO 107 will earn 75% of the full operating rate while out of service.

"As anticipated, with our fleet enhancement program now largely complete, we achieved higher average fleet utilization, as evidenced by the 97% utilization rate realized during the second quarter. We do, however, expect to incur approximately five months of shipyard downtime starting in September 2006 on one of our 250' Gulf of Mexico jackup rigs, ENSCO 83, as we complete preparation of the rig for possible international assignment.

"Our rig construction projects remain on schedule and within budget. Our new ultra-high specification jackup rig, ENSCO 108, is scheduled for delivery in the second quarter of 2007. The rig is already committed for work in Southeast Asia following delivery. ENSCO 8500 and ENSCO 8501, our two new ultra-deepwater semisubmersible rigs, are scheduled for delivery in the second quarter of 2008 and first quarter of 2009, respectively. Both rigs are being built against firm multi-year contracts.

"We remain committed to our management transition plan announced early this year. Bill Chadwick has assumed his role as Executive Vice President and Chief Operating Officer, and is integrally involved in leading our worldwide operations. Dan Rabun has joined the Company as President and assumed a very active executive management role in ENSCO. Dan will succeed me as Chief Executive Officer effective January 1, 2007.

"We continue to remain confident with regard to our markets. Despite some recent moderation of jackup day rates in the Gulf of Mexico in anticipation of hurricane season, the average jackup day rate for rigs in our North and South America business unit reached an all-time high in the second quarter. International markets remain strong, and will likely continue to attract rigs from the Gulf of Mexico due to the term nature of these opportunities. We have, this year, already announced the mobilization of two of our Gulf of Mexico jackup rigs to Tunisia and the Middle East for term commitments. Two-thirds of our jackup fleet will be located internationally upon delivery of ENSCO 108 in 2007.

"We also remain positive with regard to our financial prospects. We currently expect to report sequentially improving quarters through the balance of this year and into 2007. Backlog continues to grow, and is now approaching $3 billion, up from $800 million early last year. We expect our cash generation to increase, enabling us to continue our efforts toward fleet expansion, and to accelerate stock repurchases as warranted."

Statements contained in this news release that state the Company's or management's intentions, hopes, beliefs, expectations, anticipations or predictions of the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include references to trends in day rates or utilization, future rig utilization, rig repair completion and contract commitments, the period of time and number of rigs that will be in a shipyard, scheduled delivery dates for new rigs, market trends, expectations, outlook or conditions for the balance of 2006 and into 2007, our expected increase in cash generation, and the possible acceleration of our stock repurchases. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) industry conditions and competition, including changes in rig supply and demand, (ii) cyclical nature of the industry, (iii) worldwide expenditures for oil and gas drilling, (iv) operational risks, including hazards created by severe storms and hurricanes, (v) risks associated with operating, rig building, rig repairing and rig enhancement in foreign jurisdictions, (vi) renegotiation, nullification, or breach of contracts with customers or other parties, (vii) changes in the dates the Company's rigs undergoing shipyard construction work, repairs or enhancement will enter a shipyard or return to service, (viii) risks inherent to shipyard rig construction, rig repair or rig enhancement, (ix) availability of transport vessels to relocate rigs, (x) environmental or other liabilities, risks, or losses including hurricane related equipment damage or loss in the U.S. Gulf of Mexico, that may arise in the future which are not covered by insurance or indemnity in whole or in part, (xi) the impact of current and future laws and government regulation affecting the oil and gas industry in general and the Company's operations in particular, as well as repeal or modification of same, (xii) political and economic uncertainty, (xiii) limited availability of economic insurance coverage for certain perils such as hurricanes in the Gulf of Mexico, (xiv) self-imposed or regulatory limitations on jackup rig drilling locations in the Gulf of Mexico during hurricane season, (xv) our availability to attract and retain skilled personnel, (xvi) excess rig availability resulting from the delivery of new drilling units, and (xvii) other risks described from time to time as Risk Factors and otherwise in the Company's SEC filings. Copies of such SEC filings may be obtained at no charge by contacting the Company's investor relations department at 214-397-3045 or by referring to the investor relations section of the Company's website at http://www.enscous.com.

All information in this press release is as of July 25, 2006. The Company undertakes no duty to update any forward-looking statement, to conform the statement to actual results, or reflect changes in the Company's expectations.

ENSCO, headquartered in Dallas, Texas, provides contract drilling services to the global petroleum industry.

Contact: Richard LeBlanc 214-397-3011

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ENSCO will conduct a conference call at 10:00 a.m. Central Daylight Time on Tuesday, July 25, 2006, to discuss its second quarter results. The call will be broadcast live over the Internet at www.enscous.com. Interested parties also may listen to the call by dialing (719) 457-2621. We recommend that participants call five to ten minutes before the scheduled start time.

A replay of the conference call will be available on ENSCO's web site www.enscous.com, or by phone for 24 hours after the call by dialing (719) 457-0820 (access code 4202026).

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF INCOME (In millions, except per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

OPERATING REVENUES	$478.8	$246.3	$863.9	$456.9

OPERATING EXPENSES
Contract drilling	148.5	110.6	278.5	219.2
Depreciation and amortization	44.4	38.1	86.8	74.7
General and administrative	10.5	7.8	20.9	15.8

	203.4	156.5	386.2	309.7

OPERATING INCOME	275.4	89.8	477.7	147.2

OTHER INCOME (EXPENSE)
Interest income	2.7	1.8	5.0	2.9
Interest expense, net	(4.9)	(8.0)	(9.1)	(15.8)
Other, net	(1.2)	(2.0)	(2.9)	1.8

	(3.4)	(8.2)	(7.0)	(11.1)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	272.0	81.6	470.7	136.1

PROVISION FOR INCOME TAXES	77.3	24.5	131.1	40.2

INCOME FROM CONTINUING OPERATIONS	194.7	57.1	339.6	95.9

DISCONTINUED OPERATIONS, NET	--	10.6	4.3	11.1

CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET	--	--	0.6	--

NET INCOME	$194.7	$ 67.7	$344.5	$107.0

EARNINGS PER SHARE - BASIC
Continuing operations	$ 1.27	$ 0.38	$ 2.22	$ 0.63
Discontinued operations	--	0.07	0.03	0.07
Cumulative effect of accounting change	--	--	--	--

	$ 1.27	$ 0.45	$ 2.25	$ 0.71

EARNINGS PER SHARE - DILUTED
Continuing operations	$ 1.27	$ 0.38	$ 2.21	$ 0.63
Discontinued operations	--	0.07	0.03	0.07
Cumulative effect of accounting change	--	--	--	--

	$ 1.27	$ 0.45	$ 2.24	$ 0.71

AVERAGE COMMON SHARES OUTSTANDING
Basic	152.9	151.3	152.9	151.1
Diluted	153.6	151.6	153.6	151.5

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEET (In millions)

	June 30,	December 31,
	2006	2005
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 309.8	$ 268.5
Accounts receivable, net	370.1	269.0
Prepaid expenses and other	45.9	40.9

Total current assets	725.8	578.4

PROPERTY AND EQUIPMENT, NET	2,823.2	2,663.6

GOODWILL	336.2	336.2

OTHER ASSETS, NET	37.0	39.7

	$3,922.2	$3,617.9

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 212.8	$ 214.2
Current maturities of long-term debt	17.2	17.2

Total current liabilities	230.0	231.4

LONG-TERM DEBT	466.9	475.4

DEFERRED INCOME TAXES	333.9	338.3

OTHER LIABILITIES	33.4	32.8

STOCKHOLDERS' EQUITY	2,858.0	2,540.0

	$3,922.2	$3,617.9

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (In millions) (Unaudited)

	Six Months Ended
	June 30,
	2006	2005

OPERATING ACTIVITIES
Net income	$ 344.5	$ 107.0
Adjustments to reconcile net income to net cash provided
by operating activities of continuing operations:
Depreciation and amortization	86.8	74.7
Changes in working capital and other	(71.4)	(10.9)

Net cash provided by operating activities of continuing operations	359.9	170.8

INVESTING ACTIVITIES
Additions to property and equipment	(283.8)	(223.6)
Net proceeds from disposal of discontinued operations	10.0	121.0
Other	1.9	0.8

Net cash used in investing activities	(271.9)	(101.8)

FINANCING ACTIVITIES
Reduction of long-term borrowings	(8.6)	(49.7)
Cash dividends paid	(7.7)	(7.6)
Proceeds from exercise of stock options	20.7	21.3
Repurchase of common stock	(52.2)	--
Other	1.1	(4.2)

Net cash used in financing activities	(46.7)	(40.2)

Effect of exchange rate fluctuations on cash and cash equivalents	(0.1)	(1.0)
Net cash provided by discontinued operations	0.1	2.1

INCREASE IN CASH AND CASH EQUIVALENTS	41.3	29.9

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	268.5	267.0

CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 309.8	$ 296.9

Effective January 1, 2006, the Company adopted Financial Accounting Standards No. 123, (revised 2004) "Share-Based Payment", using the modified-retrospective transition method. Accordingly, compensation expense recognized in prior periods has been restated to include share option compensation expense previously reported on a pro forma basis in the Company's financial statement footnotes.

ENSCO INTERNATIONAL INCORPORATED OPERATING STATISTICS

			First
	Second Quarter		Quarter
	2006	2005	2006

Contract drilling
Average day rates
Jackup rigs
North and South America	$129,664	$ 60,820	$115,960
Europe/Africa	144,510	75,667	134,061
Asia Pacific	88,351	65,737	80,383

Total jackup rigs	114,289	65,434	103,379
Semisubmersible rig - North America	187,296	141,788	189,191
Barge rig - Asia Pacific	57,109	52,249	55,870
Platform rig - North America	38,041	33,485	35,951

Total	$114,912	$ 66,453	$103,184

Utilization
Jackup rigs
North and South America	95%	86%	81%
Europe/Africa	100%	96%	100%
Asia Pacific	98%	87%	96%

Total jackup rigs	97%	88%	91%
Semisubmersible rig - North America	98%	92%	59%
Barge rig - Asia Pacific	96%	96%	100%
Platform rig - North America	100%	100%	100%

Total	97%	89%	91%